SORL Auto Parts Reports Fourth Quarter and
Full Year 2008 Financial Results

- Reports 13% increase in revenues and 15% increase in diluted EPS for 2008 -

2008 Financial Highlights:

▪	Revenue increased 13.1% year-over-year to US$130.9 million
▪	Gross profit margin increased to 25.7% compared with 23.3% a year ago
▪	Net income rose 15.1% year-over-year to US$12.4 million; diluted EPS increased to US$0.68 from US$0.59 a year ago

Revenue in 2008 was US$130.9 million, a 13.1% increase as compared to US$115.8 million in 2007. Revenues from China's domestic OEM market were US$49.0 million, an 18.6% increase over 2007. Revenues from China's domestic aftermarket were US$35.5 million, a 14.1% increase over 2007. Revenues from international markets were US$46.4 million a 6.9% increase over 2007. The increase in these market segments were primarily the result of our introduction of new products and enhanced volume with our principal OEM customers. In addition, greater success by our Chinese sales network, increased production capacity, expansion of the contract sales force, and the implementation of a focused market plan on these market segments contributed to our success in 2008.

Gross profit in 2008 was US$33.7 million, a 25% increase as compared to US$27.0 million for the same period in 2007. Gross profit margin reached 25.7% compared with 23.3% in 2007, an increase of 240 basis points.  The improved gross margin was the result of several factors including increased prices on Spring Brake Chamber and Clutch Servo and lower production costs. Favorable changes in product and market mix helped raise the average selling price of certain products.  During 2008, the Company enhanced sales to OEM customers by improving customer service and increasing integrated systems and modular supplies. The successful expansion of sales into the higher margin municipal bus market also contributed to the gross margin improvement of the Joint Venture since the fourth quarter of 2007.

Operating expenses increased 23.8% to US$18.6 million in 2008 from US$15.0 million in 2007. As a percentage of revenue, operating expenses increased to 14.2% in 2008 from 13.0% in 2007 primarily as a result of increased selling and general and administrative costs due to higher R&D expenses, increased packaging costs and increased transportation cost driven by higher fuel prices and Chinese governmental regulations on overloading effective since the third quarter of 2007. Also increasing general and administrative costs were increased compensation of the sales staff associated with elevated marketing efforts and increased benefits for management due to business expansion.

Operating income increased 25.8% or $3.1 million to US$15.1 million in 2008 from US$12.0 million in 2007.  Operating margin increased 110 basis points to 11.5% in 2008 from 10.4% in 2007 as a result of the increase in sales and gross margin, offset slightly by the increase in operating expenses as a percent of revenue.

Net income for 2008 increased 15.1%, or $1.6 million, or $0.68 per share from $10.7 million, or $0.59 per share in 2007.

“We are very pleased with our financial performance in 2008,” said Xiaoping Zhang, SORL Auto Parts' CEO and Chairman.  “Sales growth was strong across all of our market segments despite a year that proved to be highly unusual. Severe snow storms paralyzed parts of China in January 2008 and seriously affected transportation and supply chains throughout significant portions of China  In response to the implementation of the China III emission standard beginning July 1, 2008, sales of trucks equipped with China II engines accelerated before the policy was enforced in the first half of the year, which in turn caused a significant decline in demand in the second half of 2008.

“During the 2008 Beijing Olympic Games many of our major customers, such as FAW Qiongdao, Beiqi Foton Zhucheng and Beiqi Foton Aumen halted production due to traffic control in the region around Beijing.

“Lastly, the global financial crisis triggered by the subprime mortgage crisis in the U.S. has negatively impacted the global automobile industry and China’s market was no exception.

“Despite the tough market environment in 2008, we achieved significant overall growth. We remained committed to growing our business but also emphasized improved efficiency and profitability. We showed considerable achievement on this front as gross margins improved approximately 240 basis points and operating margins improved approximately 110 basis points despite our considerable investment in R&D.  We will continue to work toward this goal and are confident these efforts will help us continue to improve our competiveness and financial performance in the future.”

Fourth Quarter 2008 Results

Revenue for the fourth quarter of 2008 was US$25.1 million, a 22.7% decrease as compared to US$32.5 million for the same period in 2007. Revenues from China's domestic OEM market, China's domestic aftermarket and international markets for the fourth quarter of 2008 were US$10.4 million, US$6.7 million and US$8.1 million, down by 7.1%, 33.0% and 28.3% respectively. The decline was primarily the result of decreased demand in domestic and international markets due to the global financial crisis in the fourth quarter of 2008.

Gross profit for the fourth quarter of 2008 was US$5.2 million, a 37.4% decrease as compared to US$8.3 million for the same period in 2007. Gross profit margin was 20.7% compared with 25.6% in the same quarter last year, a decrease of 490 basis points.  The decreased gross margin was primarily the result of lower sales.

Operating expenses decreased 45.8% to US$3.0 million in the fourth quarter of 2008 from US$5.6 million. As a percentage of revenue, operating expenses decreased to 12.0% in the fourth quarter of 2008 from 17.1% in the fourth quarter of 2007 primarily as a result of decreased selling and G&A expenses associated with the weak sales in the fourth quarter of 2008. The decrease was also partially due to higher G&A and selling expenses occurred in the same period of 2007. These included extra professional fees, particularly Sarbanes-Oxley Section 404 consulting fees, incurred as a result of being a public company in the fourth quarter of 2007, and high selling expense attributed to increased “3-R Warranties” service expenses and increased transportation expenses associated with surging sales.

Operating income decreased 20.7% or $573 thousand to US$2.2 million in the fourth quarter of 2008 from US$2.8 million in the fourth quarter of 2007.  Operating margin increased 20 basis points to 8.7% in the fourth quarter of 2008 from 8.5% in the fourth quarter of 2007 as a result of the decreased selling and general and administrative operating expenses.

Net income decreased 26.9% or $649 thousand to US$1.8 million, or $0.10 per diluted share in the fourth quarter of 2008 from US$2.4 million, or $0.14 per share in the fourth quarter of 2007.

Conference Call

Management will host a conference call at 8:30 am ET, on Tuesday, March 31, 2009 to discuss its 2008 financial results.  Listeners may access the call by dialing 1-888-713-4494 or 1-913-312-0855 for international callers.  A live webcast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available from March 31 to April 7, 2009. Listeners may access the replay by dialing 1-719-457-0820; passcode: 8460388.

About SORL Auto Parts, Inc.

As China's leading manufacturer and distributor of automotive air brake valves, SORL Auto Parts, Inc. ranks first in market share in the segment for commercial vehicles weighing more than three tons, such as trucks and buses. The Company distributes products both within China and internationally under the SORL trademark. SORL ranks among the top 100 auto component suppliers in China, with a product range that includes 40 types of air brake valves and over 1000 different specifications. The Company has four authorized international sales centers in Australia, United Arab Emirates, India, and the United States, with additional offices slated to open in other locations in the near future. For more information, please visit http://www.sorl.cn .

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

At SORL Auto Parts, Inc.

Ben Chen
Director of Investor Relations
+86 577 6581 7721
Email: ben@sorl.com.cn

At ICR, Inc.:

In China:
Wei-Jung Yang
+86 10 8523 3088
Email: weijung.yang@icrinc.com

In U.S.
Brian M. Prenoveau, CFA
+203 682 8200
Email: brian.prenoveau@icrinc.com